Exhibit 1

Level 18, 275 Kent Street
Sydney, NSW, 2000

ASX Release

21 September 2021

ESG Market Update

Westpac Banking Corporation ("Westpac") today provides the attached ESG Market Update.

For further information:

David Lording
Group Head of Media Relations
0419 683 411

Andrew Bowden
Head of Investor Relations
0438 284 863

This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141

ESG market update Fix. Simplify. Perform. 21 SEPTEMBER 2021 WESTPAC BANKING CORPORATION ABN 33 007 457 141

Session overview. 2 Westpac ESG Update - September 2021 Social Governance Environment • Building diversity • Support for vulnerable customers • Approach to human rights and modern slavery • Strengthening risk governance • Strengthening risk management and risk culture • CORE program progress • Climate change principles and actions • Assessing pathways to net zero • Supporting customers in transition to a low carbon future Peter King Carolyn McCann Anthony Miller Siobhan Toohill

Further integrating ESG into our strategy. Strategic Priorities Values HELPS Helpful Ethical Leading Change Performing Simple Purpose Markets, products, customers Helping Australians and New Zealanders Succeed Banking for consumer, business and institutional customers SIMPLIFY Sustainable long-term returns • Customer service – market leading • Growth in key markets • Reset cost base • Enhance returns, optimise capital • Strong balance sheet • Climate change - focus on net zero Streamline & focus the business • Exit non-core businesses and consolidate international • Reduce products, simplify customer offers • Lines of Business operating model • Transform using digital and data to enhance the customer experience Address outstanding issues • Risk management • Risk culture • Customer remediation & pain points • IT complexity FIX PERFORM Added climate change as a strategic priority Westpac ESG Update - September 2021 3

Governance Peter King Chief Executive Officer

Westpac’s Board and Committee structure. Westpac ESG Update - September 2021 5 Governance Independent Assurance and Advice External Auditors Group Audit Independent Assurance and External advice Chief Executive Officer Group Executives Accountability Accountability Delegation Delegation Delegation Assurance, Oversight through Reporting Board Committees Nominations & Governance Audit Technology Legal, Regulatory & Compliance Assurance on remuneration disclosures Assurance on risk components of financial reports Periodic assurances and reports (as appropriate) Specific reporting Sub-Committee Remuneration Risk Sub committee, focusing on legal, regulatory and compliance matters, including financial crime Role expanded to include corporate governance More granular oversight of risk classes, including sustainability risk BOARD

STRENGTHENING MANAGEMENT OF RISK NEW OPERATING MODEL RESETTING OUR PORTFOLIO Fundamentally changing our business and how we operate. Westpac ESG Update - September 2021 6 Governance • Focus on banking in Australia and NZ ‒ Exiting wealth and insurance and other specialist businesses ‒ Consolidating international presence • New strategic priorities: Fix, Simplify, Perform • New purpose and values • Clarity on behaviours expected • Introduced Lines of Business (LOBs) operating model ‒ Westpac is now structured along key lines of business, such as: mortgages, business lending, financial markets, global transaction services ‒ Creates end-to-end accountability ‒ Improves control over processes • Customer Outcomes and Risk Excellence (CORE) program improving ‒ Risk culture, accountability ‒ End-to-end management of risk ‒ Three lines of defence ‒ Data quality ‒ Oversight and execution • Working with regulators to accelerate the closure of outstanding investigations

Customer Outcomes and Risk Excellence (CORE) program. 1. At 30 June 2021, Submitted to Promontory Australia for signoff. 7 • Strengthening risk governance, accountability and risk culture • 19 workstreams, 80 deliverables and 327 activities • Group Executive accountability, including remuneration • Quarterly independent assurance by Promontory Australia Almost one third of CORE activities submitted1 104 Complete Total Governance Delivery of activities yet to be submitted 40 80 160 120 200 240 280 Sep Sep Mar Jun Sep Mar Jun Dec Jun Dec Mar Dec CY2021 CY2022 CY2023 ~95% of Design activities complete ~95% of Implement activities complete 100% of Embed activities complete Design Implement Embed Westpac ESG Update - September 2021 Classification of activities 327

Strengthening the management of risk via CORE.

Governance

CULTURE AND CLEAR ACCOUNTABILITIES

600 senior leaders have Statements of Accountability improving role clarity, prioritisation and decision making.

97% of employees completed risk learning modules

7,600 employees completed Risk Fundamentals workshops

Updated Code of Conduct to include the "Should We" test to help employees' decision making

Introduced a Risk assist chatbot to respond to risk questions promptly

END-TO-END RISK MANAGEMENT

Key customer processes mapped across Consumer, Business and WIB, to standardise risk management and reporting

63% reduction in high-rated issues that were open at the start of FY21

Standardised key risk dashboards, for reporting to Executive team and Board. Includes enterprise, non-financial and culture dashboards

Updated Risk classifications across all LOBs to apply consistently

EMBEDDING THREE LINES OF DEFENCE (3LOD)

Added **>2,000** people (from Aug 19)

Strengthened First Line risk ownership and accountability

Increased clarity and transferred risk responsibilities between First and Second lines

Developed a 3LOD model across risk classes and divisions

DATA QUALITY AND MANAGEMENT

Improving data through the dedicated management of **~600** Critical Data Elements

Improved risk reporting via new Insights Platform

STRONGER OVERSIGHT AND IMPROVING EXECUTION

Changes to Board & Board committee structures implemented

Group Transformation Office

- Simplified investment prioritisation to better consider risks in decision making
- Consistent project governance and delivery standards

8 Westpac ESG Update - September 2021

Westpac GROUP

Strengthening culture. Westpac ESG Update - September 2021 9 Governance Bureaucratic, complex, and slow Digitised, simplified, clear and quick Diffused accountability, poor role clarity Clarity on roles, clear accountability, empowered Positive news culture Objective assessment of current status, able to constructively challenge Fear of blame Safe to speak up – owning the risks From To

Financial Crime capability.

Governance

Foundations re-assessed and rebuilt

- All AUSTRAC statement of claim items addressed, remediated over 350 issues
- Increased specialist resources by around one third from 2019
- 130 transaction monitoring rules reviewed with 60 new rules updated or implemented
- Oversight of change with 88 testing and audit reports completed. 90% of controls assessed no change, 10% opportunity to improve
- Assessed the risk of >350 products and channels
- 23 technology upgrades / enhancements to financial crime systems in FY21

Embedding change for the future

- Delivered over 40,000 hours of financial crime awareness training in FY21
- Identified critical data points and established automated reconciliations and checks
- Active in the Fintel Alliance, having cooperated on over 30 projects/ investigations in FY21
- Commenced simplifying data flows and using analytics to improve detection
- Upgraded transaction screening software and settings to deliver more risk-sensitive outcomes
- Launched projects to simplify processes and establish next-generation detection capabilities

2018-2020
Develop programs of change

2019-2021
Implement changes

2021 >
Embed in operations

10 Westpac ESG Update - September 2021

Westpac GROUP

Taking the next step on gender equality. Westpac ESG Update - September 2021 11 Governance • Seeking to maintain 50% women in leadership1 across Westpac • Recently signed up to 40:40 Vision2 pledging to achieve a gender balance of 40:40:20 in Executive leadership by 2030. Targeting to reach objective by 2027 • Board is also targeting a 40:40:20 objective ACCELERATING WOMEN’S EQUALITY OUR OBJECTIVES 10 20 30 40 50 60 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Now Women in leadership (WIL) (% of total) Total Group (WIL) Executive Team General Manager 1. Targeting equal representation of women • Seeking to embed representation targets for women in leadership • Review pathways succession, leadership programs, mentoring 2. Gender pay equity • Aggregate pay difference across company between 97% to 102% in FY20 (excluding Executives) • Detailed job level analysis to address pay gaps >5% 3. Leading on policy • Increase paid parental leave to 16 weeks (from 13) for primary carers • Increase paid parental leave to 4 weeks (from 3) for support carers • Special Paid Parental Leave to support premature births • Special Paid Parental Leave to support early loss of 5 days • Reinforcing recruitment requirements including 50:50 gender shortlists 1 Women in Leadership refers to women in leadership roles. It includes the CEO, Group Executives, General Managers, senior leaders with significant influence on business outcomes (direct reports to General Managers and their direct reports), large (3+) team people leaders three levels below General Manager, and Bank and Assistant Bank Managers. 2 40:40 Vision is an initiative led by HESTA and supported by various industry partners including some large Australian fund managers, Chief Executive Women, the Workplace Gender Equality Agency and ACSI. The 40:40:20 represents 40% female, 40% Male and 20% any gender

Social Carolyn McCann Group Executive, Customer & Corporate Relations Siobhan Toohill Group Head of Sustainability

Focused on enhancing diversity.

Social

CULTURAL DIVERSITY

- Employee Action Group with over 1,000 members with 62 different cultural heritages that work to promote awareness and inclusion
- Established a Group-wide Leadership Shadowing Program to promote development
- Feedback informs policies, training and development

INDIGENOUS REPRESENTATION

- Updating our Reconciliation Action Plan (RAP)
- Refreshed our cultural competency training
- Improved banking accessibility for over 4,500 indigenous and remote Australians through Yuri Ingkarninthi, our Indigenous Connection Team
- Access to capital for indigenous businesses through our partnership with First Australian's Capital
- In 1H21 hired 28 permanent employees along with 71 Trainees and 23 Interns under our Indigenous program




Join our mob.
If you identify as Indigenous there's a world of community and career support waiting for you at Westpac Group.
GROUP
JELINA TURNBULL
Proud Ngemba woman
Indigenous Careers Consultant


Join our mob.
If you identify as Indigenous there's a world of community and career support waiting for you at Westpac Group.
GROUP
JACK MUDGE
Proud Wiradjuri and Kamilaroi man and Associate Business Analyst.

13 Westpac ESG Update - September 2021

Westpac GROUP

Helping customers in need of extra care. 14 DOMESTIC & FAMILY VIOLENCE FINANCIAL HARDSHIP FINANCIAL ABUSE LIVING WITH DEMENTIA LIFE MOMENTS HELP WITH GAMBLING ELDER FINANCIAL ABUSE FRAUD AND SCAMS • Updated customer vulnerability policy and standard • Trained over 19,000 staff • Dedicated customer vulnerability teams – Accessibility and inclusion team – Customer vulnerability and financial resilience team STRENGTHENED CAPABILITY • Material improvement in complaints management • New Group-wide complaints management system Westpac ESG Update - September 2021 Social

Using digital to help protect customers. 15 • 24,000 blocks, requiring a change of language (19,000 customers) • 800+ warning letters, suspended, cancelled banking • 70+ customers reported to authorities ABUSIVE PAYMENTS Westpac ESG Update - September 2021 • 120,000+ visits to the digital gambling block page • 30,000+ consumer debit and credit cards using the block GAMBLING BLOCK Social

Respecting human rights. HUMAN RIGHTS POSITION STATEMENT AND ACTION PLAN MODERN SLAVERY Our principles 1. We respect human rights 2. We assess our human rights impacts 3. We integrate human rights considerations into our business and relationships 4. We provide access to remedy when appropriate 5. We engage with stakeholders on human rights 6. We aim to be transparent and provide accurate and timely disclosure Recent Actions: • Released Modern Slavery report under Australian requirements • Reviewed and updated supplier screening process • Expanded training to better identify issues and potential risks • Refreshed ESG Credit Risk Policy Released first Human Rights Position Statement and Action Plan Published first UK Modern Slavery Statement Released 3rd Human Rights Position Statement and Action Plan Published first Australian Modern Slavery Statement 2015 2020 2016 First Australian publicly- listed company to provide paid parental leave 1995 2010 Launched first Reconciliation Action Plan Westpac ESG Update - September 2021 16 Social

UN guiding principles on human rights - Access to remedy 17 Social SAFER CHILDREN, SAFER COMMUNITIES • Roundtable of experts in human rights, child safety, online safety, and law enforcement • Program is designed to achieve long-term impact in addressing child safety • Sustained approach based on outcomes and longer-term impact • Providing $24m to Save the Children Australian and International Justice Mission in the Philippines (over 3 – 6 years) • Committed $18m funding to 50 organisations in our 2020 and 2021 impact grants rounds SAVE THE CHILDREN (PHILIPPINES) (BETWEEN JANUARY – JUNE 2021) • 687 participants trained on online exploitation issues • 2,648 students participated in online safety campaigns • Policy discussions initiated with 8 government agencies CHILDREN IN THE PICTURES (THREE-YEAR IMPACT CAMPAIGN) • Increasing awareness of the issue of online sexual exploitation of children • Educate and empower parents/caregivers to protect children from online harm • Remove barriers to identify perpetrators and rescue children • Providing $1m to support the campaign Westpac ESG Update - September 2021

Environment Anthony Miller Chief Executive, Westpac Institutional Bank

Environment

Our commitment and principles on climate change.

Westpac has a long history of action on climate change

1991 Founding member of the United Nations Environment Program (UNEP).

1996 First bank to join Australian Greenhouse Challenge.

2003 One of nine founding signatories to Equator Principles.

2005 Relationship with Investor Group on Climate Change established.

2008 First Climate Change Position Statement.

2012 Commitment to carbon neutrality across our business.

2013 Second Climate Change Position Statement.

2014 Signed Montreal Carbon Pledge and endorsed Global Investor Statement on Climate Change.

2015 Commitment to UN Sustainable Development Goals and **Paris Climate Agreement.**

Commenced portfolio carbon reporting for BT MySuper portfolios.

2016 **2-degrees** Climate Scenario Analysis.

2017 Signatory to **Climate Action 100+.**

2017 Third Climate Change Position Statement & Action Plan.

2018 **4-degrees** Climate Scenario Analysis.

2018 **TCFD** disclosures published.

2019 **1.5-degrees** Climate Scenario Analysis.

2020 Fourth Climate Change Position Statement & Action Plan.

The principles underpinning our climate strategy

- A transition to a **net zero** emissions economy is required **by 2050**
- Economic growth and emissions reductions are **complementary goals**
- Addressing climate change creates **opportunities**
- Climate-related risk is a **financial risk**
- **Collective action**, **transparency** and **disclosure** matter

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Westpac GROUP

Our actions on climate change.

Environment

OUR ACTIONS AND PERFORMANCE

HELP CUSTOMERS AND COMMUNITIES RESPOND TO CLIMATE CHANGE

- Aim to provide $3.5bn of new lending to climate change solutions by 2023
- Ensure financing to electricity generation sector supports Paris-aligned transition pathways to a net zero emissions economy by 2050
- Continue to support our existing thermal coal mining customers[1], managing our portfolio in line with a commitment to reduce our exposure to zero by 2030
- Update our Paris-aligned financing strategies and portfolio targets, annually
- Provide products and services to help customers reduce energy consumption and improve the resilience of their homes
- Help communities become more resilient to climate change and transition to a low carbon economy

Reduced the emissions intensity of lending to electricity sector to one third of the Australian National Electricity Benchmark

Applied strong lending standards in the thermal coal sector, transitioning lending to focus on metallurgical coal and high-quality thermal coal, and ceasing funding for expansion of thermal coal mining in new basins. Committed to no thermal coal mining exposure by 2030

Increased the share of renewables in lending to electricity generation sector, from 59% to 75% since 2016

Lending to climate change solutions up from $6bn to $10bn since 2016

Developed a range of innovative products including sustainability-linked bonds and loans and the world's first certified Green Tailored Deposit.

IMPROVE THE CLIMATE CHANGE PERFORMANCE OF OUR OPERATIONS

- Target emissions reductions for our operations in alignment with a science-based trajectory

On track to reduce our Scope 1 and 2 emissions by 50% and Scope 3 supply chain emissions by 15% compared to 2016 baseline for FY21

Committed to source the equivalent of 100% of our electricity from renewable sources by 2025 and joined RE100

Supported the development of a new solar facility as part of our transition to renewables, creating local jobs in regional Australia

SUPPORT INITIATIVES AND POLICIES TO ACHIEVE THE GOALS OF THE PARIS AGREEMENT

- Support policy outcomes aligned to net zero emissions by 2050

First Australian bank to support the Paris Agreement

Founding member of the UN Environment Programme Finance Initiatives of the Principles for Responsible Banking

Founding member of the Australian Sustainable Finance Initiative

1 Including subsidiaries of existing customers, with thermal coal mining customers defined as those generating more than 25% of revenues from the sale of thermal coal, or in the case of a stand-alone mine, more than 35% of volumes from thermal coal. All other coal mining or mines are deemed as metallurgical.

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Westpac GROUP

42.3 34.5 11.7 1.9 3.6 4.4 1.1 0.1 0.4 Green buildings Renewable energy projects Low carbon transport Adaptation infrastructure Forestry Waste Energy efficiency Green businesses Other 2020 TCE $10.1bn The transition to net zero – an evolving portfolio 1 Climate solutions definition is available in our 2020 Sustainability Datasheet glossary. 2 The reduction in lending to oil and gas extraction from Sept 2020 includes the consolidation of Westpac’s international operations. 3 Lending to thermal coal mining is 56% of total coal mining in Westpac Institutional Bank. 21 Westpac ESG Update - September 2021 Environment 6.2 6.9 9.1 9.3 10.1 0 2 4 6 8 10 12 2016 2017 2018 2019 2020 Up 62% 59% 66% 71% 75% 75% 41% 34% 29% 25% 25% Sep-16 Sep-17 Sep-18 Sep-19 Sep-20 Renewable Non-renewable Mining TCE ($bn)2,3 Climate change solutions exposure (% of TCE) TCE to climate change solutions1 ($bn) Lending to electricity generation (% of total) 10.7 6.3 3.9 1.4 10.3 6.3 3.3 0.7 9.0 5.7 2.8 0.5 8.0 5.2 2.3 0.5 Total Non-fossil fuel Oil and gas Coal - thermal & metallurgical Sep-18 Sep-19 Sep-20 Mar-21

Climate portfolio assessment.

Environment

Assessed emissions intensive sectors

Sector	Current position	
Electricity generation	**Paris-aligned portfolio emissions targets**	• 0.25t CO_2e/MWh at Sep 2020 • 0.23t CO_2e/MWh by 2025 • 0.18t CO_2e/MWh by 2030
Thermal coal mining	**No exposure by 2030**	• No new thermal customers • No new basins • Criteria for existing customers
Oil and gas exploration, extraction and refining	• New lending customers must publicly disclose Paris-aligned goals • Support existing customers to transition	

From 2022….

We are seeking to develop Paris-aligned financing strategies and portfolio targets, particularly for sectors representing the majority of our financed emissions. We will work with customers and industry experts and provide annual updates on progress that will include consideration of

- APRA's Climate Vulnerability Assessment
- the IEA Net Zero by 2050 Report
- the IPCC Sixth Assessment Report
- the UNEPFI Net Zero Banking Alliance framework
- post COP26 policy settings and outlook
- the impact on the bank and customers, including in hard-to-abate sectors

Assessed climate vulnerable parts of our portfolio

Sector	Current position	From 2022….
Consumer mortgages	• Helping customers prepare for natural disasters • Physical risk assessment on Australian mortgage portfolio under RCP[1] 8.5 scenario	Develop tools, insights and products to support • Increased climate resilience • Energy efficiency upgrades
Agribusiness	• Begun assessing physical risk in Australian portfolio, focusing on grains, animal protein and dairy	• Develop strategies to assist customers to meet the challenges of climate change

1. Intergovernmental Panel on Climate Change (IPCC) RCP8.5 scenario – a high emissions climate change scenario

22 Westpac ESG Update - September 2021

Westpac GROUP

Opportunity to support customers in their transition. 23 Environment • Largest financier to greenfield renewable energy projects in Australia1. Supporting over 24 projects since 2016, powering ~2.7m households2 • In past 12 months financed 8 greenfield projects, enough to power 800,000 homes2 • Using corporate PPAs3 to support clients from hard-to-abate sectors including mining, fuel retailing, steel manufacturing and telecommunications Corporate PPA We are helping customers transition through arranging debt structures which incentivise them to achieve ambitious emissions-based targets via pricing. Notable Transactions Lead sustainability coordinator for the first Sustainability-Linked Bond in Australia Sole sustainability structurer for sustainability linked loan for a customer in a hard-to-abate sector Westpac ESG Update - September 2021 1 IJ Global. 2 Westpac Research. 3 Power Purchase Agreements. RENEWABLES FINANCING SUSTAINABILITY-LINKED FINANCING

Questions Andrew Bowden Head of Investor Relations

Disclaimer Westpac ESG Update - September 2021 25 Disclaimer The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. Unless otherwise noted, financial information in this presentation is presented on a cash earnings basis. Cash earnings is a non-GAAP measure. Refer to Westpac’s 2021 Interim Financial Results (incorporating the requirements of Appendix 4D) for the six months ended 31 March 2021 available at westpac.com.au for details of the basis of preparation of cash earnings. This presentation contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this presentation and include statements regarding our intent, belief or current expectations with respect to our business and operations, macro and micro economic and market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions, financial support to certain borrowers, indicative drivers, forecasted economic indicators and performance metric outcomes. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’, or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors. Factors that may impact on the forward-looking statements made include, but are not limited to, those described in the section titled ‘Risk factors' in Westpac’s 2021 Interim Financial Results (incorporating the requirements of Appendix 4D) for the six months ended 31 March 2021 available at www.westpac.com.au. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. Except as required by law, we assume no obligation to update any forward-looking statements contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation.